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Exhibit 21.1

List of Subsidiaries

Classmates International, Inc., a Delaware corporation

Classmates Media Corporation, a Delaware corporation

CMC Services, Inc., a Delaware corporation (also dba MyPoints Media Solutions and MyPoints Market Research Solutions)

Florists' Transworld Delivery, Inc., a Michigan corporation

FTD Canada, Inc., incorporated in Canada

FTD Group, Inc., a Delaware corporation

FTD, Inc., a Delaware corporation

FTD.CA, INC., a Delaware corporation

FTD.COM Inc., a Delaware corporation

Interflora British Unit, incorporated in England and Wales

Interflora, Inc., a Michigan corporation (66 2/3% ownership)

Juno Internet Services, Inc., a Delaware corporation

Juno Online Services, Inc., a Delaware corporation

Klassenfreunde.ch GmbH, incorporated in Switzerland

Klassträffen Sweden AB, incorporated in Sweden

Memory Lane, Inc., a Washington corporation (also dba Classmates Online, classmates.com, Classmates, and schoolFeed)

MyPoints.com, Inc., a Delaware corporation

NetZero Modecom, Inc., a Delaware corporation (also dba UOL Modecom, Inc.)

NetZero Wireless, Inc., a Delaware corporation

NetZero, Inc., a Delaware corporation (also dba Bluelight Internet Service)

Opobox, Inc., a Delaware corporation

StayFriends GmbH, incorporated in Germany

Trombi Acquisition SARL, incorporated in France

United Online Advertising Network, Inc., a Delaware corporation (also dba United Online Media Group)

United Online Software Development (India) Private Limited, a corporation organized under the laws of India

United Online Web Services, Inc., a Delaware corporation (also dba 50 Megs, Bizhosting, Freeservers, GlobalServers, and MySite)

UNOL Intermediate, Inc., a Delaware corporation

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  Exhibit 21.1
List of Subsidiaries